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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     --------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                     --------------------------------------

       Date of Report (date of earliest event reported): July 15, 1998



                            MANUGISTICS GROUP, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                             0-22154                            52-1469385
(State of Incorporation)             (Commission File Number)                (I.R.S. Employer
                                                                          Identification Number)


 2115 EAST JEFFERSON STREET
 ROCKVILLE, MARYLAND                                                         20852
 (Address of principal executive offices)                                 (Zip Code)

                                 (301) 984-5000
              (Registrant's telephone number, including area code)

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
ITEM 5.          Other Events

(Unaudited) Effective as of June 1, 1998, the Company acquired TYECIN Systems, Inc. ("TYECIN"), based in Los Altos, California, by merger and accounted for the transaction as a pooling of interests. In accordance with certain terms in the Merger Agreement (as defined in Item 7 below), the following 61 day financial information is being published for the combined periods May and June 1998, which includes 30 days of post-merger combined operations including the effective date of the Merger. During that period, the combined company recorded revenues of approximately $36,309,000, a net loss of approximately $3,421,000, and a basic and diluted loss per share of $0.13.

ITEM 7.          Financial Statements and Exhibits

    As previously reported by the Company, effective as of June 1, 1998, the Company, through its direct, wholly-owned subsidiary, TYECIN Acquisition, Inc. ("TYECIN Acquisition"), acquired all of the capital stock of TYECIN (such transaction being referred to as the "Merger") pursuant to a certain Agreement and Plan of Merger dated as of June 1, 1998, by and among TYECIN, Manugistics Group, Inc. ("Manugistics"), TYECIN Acquisition, Randall A. Hughes and Richard
A. Zuanich (the "Merger Agreement"). TYECIN is a provider of advanced planning and scheduling supply chain management software for the semiconductor industry. The Company has accounted for the Merger as a pooling of interests.

    Set forth below are the following: (i) selected supplemental consolidated financial data with respect to the Company for each of the five fiscal years in the period ended February 28, 1998; (ii) the supplemental consolidated balance sheets of the Company as of February 28, 1998 and 1997, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended February 28, 1998; and (iii) the related Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations. Such supplemental financial data and financial statements give retroactive effect to the Merger which, as noted above, has been accounted for as a pooling of interests as described in Notes 1 and 13 to the supplemental consolidated financial statements.

(Such supplemental financial data and financial statements are not required to be filed pursuant to Item 2 of Form 8-K).

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     Selected supplemental consolidated financial data with respect to the Company for each of the five fiscal years in the period ended February 28, 1998, are set forth below. The selected supplemental consolidated financial data give retroactive effect to the merger with TYECIN and include the combined operations of the Company and TYECIN for all periods presented (see Note 13(b) to the Supplemental Consolidated Financial Statements). This data should be read in conjunction with the Supplemental Consolidated Financial Statements of the Company and related Notes thereto for the corresponding periods, which are contained in this Prospectus.

                                                FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                        ----------------------------------------------------
                                          1998       1997       1996       1995       1994
                                        --------    -------    -------    -------    -------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Software products................  $107,547    $54,342    $33,111    $26,483    $20,769
     Consulting, maintenance and other
       services.......................    72,716     45,865     33,865     25,334     18,765
                                        --------    -------    -------    -------    -------
          Total revenues..............   180,263    100,207     66,976     51,817     39,534
  Operating expenses:
     Cost of software sold............    11,102      5,011      3,070      3,060      2,992
     Cost of consulting, maintenance
       and other services.............    33,213     19,618     15,181     12,990      9,518
     Sales and marketing..............    66,228     34,961     22,933     17,491     13,716
     Product development..............    32,794     18,889     12,133      8,127      5,451
     General and administrative.......    14,639      9,344      6,664      5,617      4,103
     Purchased research and
       development(1).................    47,340      3,697         --         --         --
                                        --------    -------    -------    -------    -------
          Total operating expenses....   205,316     91,520     59,981     47,285     35,780
                                        --------    -------    -------    -------    -------
  (Loss) income from operations.......   (25,053)     8,687      6,995      4,532      3,754
  Other income -- net.................     2,863      1,047      1,144        658        150
                                        --------    -------    -------    -------    -------
  (Loss) income before income taxes...   (22,190)     9,734      8,139      5,190      3,904
  (Benefit) provision for income
     taxes............................    (9,025)     5,077      3,064      1,801      1,510
                                        --------    -------    -------    -------    -------
  Net (loss) income...................  $(13,165)   $ 4,657    $ 5,075    $ 3,389    $ 2,394
                                        ========    =======    =======    =======    =======
  Basic (loss) income per share.......  $  (0.56)   $  0.22    $  0.24    $  0.17    $  0.14
                                        ========    =======    =======    =======    =======
  Shares used in basic share
     computation(2)...................    23,484     21,657     20,909     19,982     17,172
                                        ========    =======    =======    =======    =======
  Diluted (loss) income per share.....  $  (0.56)   $  0.20    $  0.23    $  0.16    $  0.13
                                        ========    =======    =======    =======    =======
  Shares used in diluted share
     computation(2)...................    23,484     23,159     21,935     20,880     18,746
                                        ========    =======    =======    =======    =======

---------------
(1) During fiscal 1998 and 1997, the Company incurred non-recurring charges to operations totaling $47.3 million ($28.6 million, net of $18.7 million tax benefit) and $3.7 million, respectively, in connection with the write-off of purchased research and development which had not yet reached technological feasibility and had no alternative future use. The impact of these charges was to reduce basic and diluted (loss) income per share by $1.22 and $1.09, respectively, in fiscal 1998, and $.17 and $.16, respectively, in fiscal 1997. Excluding the effect of these non-recurring, non-cash charges, basic and diluted income per share would have been $.66 and $.59, respectively, in fiscal 1998, and $.39 and $.36, respectively, in fiscal 1997.

(2) Gives effect to (i) the issuance of 379,747 shares of Series B Convertible Preferred Stock on June 7, 1993; and (ii) the automatic conversion of all outstanding shares of Series A and B Convertible Preferred Stock into shares of common stock during fiscal 1994.

                                                         FEBRUARY 28 OR 29,
                                        ----------------------------------------------------
                                          1998       1997       1996       1995       1994
                                        --------    -------    -------    -------    -------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.....................  $ 95,982    $33,443    $29,012    $30,125    $21,400
  Total assets........................   225,215     86,306     62,497     50,035     35,142
  Long-term debt, less current
     portion..........................       235        220        182        337        528
  Total stockholders' equity..........   173,746     54,873     43,846     36,866     25,086

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company develops, markets and supports software products for synchronized supply chain management(TM) and provides related services. Synchronized supply chain management refers to managing the complex interactions involved in the flows of products through the supply chain. It involves forecasting product demand and coordinating the timing of distribution, manufacturing, procurement and transportation activities to meet this demand, not only across an entire enterprise, but also among an enterprise and its suppliers and customers. The Company provides an integrated suite of strategic, tactical and operational supply chain software planning products, including a high-level optimizer, that address the four key operational areas of supply chain management: demand planning, supply planning, manufacturing scheduling and transportation management. The Company derived approximately 98%, 96% and 92% of its revenues in fiscal 1998, 1997 and 1996, respectively, from its supply chain management software and services. Additionally, the Company markets and supports the STATGRAPHICS personal systems product, which provides statistical tools for quality management in manufacturing companies.

RESULTS OF OPERATIONS

  Revenues:

     Software products. The Company's software products license revenues increased to approximately 60% and 54% of total revenues in fiscal 1998 and 1997, respectively, from 49% in fiscal 1996, primarily because the Company's increased sales and marketing efforts for supply chain management were effective, because of increased market acceptance of such products, and because the Company increased its resources devoted to generating software products license revenues more rapidly than its resources for producing services revenues. See "Operating Expenses." Although the percentage of total revenues represented by software products license revenues has varied in the past and is likely to continue to vary, the Company anticipates that software products license revenues are likely to represent 50% to 60% of total revenues for fiscal 1999. See "Certain Forward-Looking Statements."

                                                  FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                           --------------------------------------------------
                                             1998      CHANGE     1997      CHANGE     1996
                                           --------    ------    -------    ------    -------
                                                             (IN THOUSANDS)
Supply chain management..................  $104,784     104%     $51,386       79%    $28,687
  Percentage of total revenues...........      58.1%                51.3%                42.8%
Personal systems and other...............  $  2,763      -7%     $ 2,956      -33%    $ 4,424
  Percentage of total revenues...........       1.5%                 2.9%                 6.6%
                                           --------     ---      -------     ----     -------
          Total software products
            revenues.....................  $107,547      98%     $54,342       64%    $33,111
  Percentage of total revenues...........      59.7%                54.2%                49.4%

     Supply chain management. Software products license revenues increased in fiscal 1998 and 1997 because of increases in both the number of licenses and the average license fee per transaction. This growth resulted from increases in the Company's sales and marketing resources, increases in the Company's sales productivity, higher contributions from the Company's international operations (which grew to 26% and 24% of total software revenues in fiscal 1998 and 1997, respectively, from 20% in 1996), and expansion into new vertical industries. Software products license revenues also increased because of increased market acceptance of the Company's products, including its recently introduced products and the latest versions of established products. This increased acceptance resulted in part from the recognition by prospects and customers that they could rapidly realize significant benefits from effective supply chain management, which led some companies to license more of the Company's products or to amend their existing licenses to permit a greater number of users.

     The Company has historically derived the substantial majority of its software products license revenues from direct sales. However, the Company has embarked on a strategy of expanding its product distribution through alliances with complementary vendors which also led to additional software products license revenues during fiscal 1998 and 1997. This strategy of developing alliances is still in its early stages and the number of software license transactions involving complementary vendors has been relatively small and has fluctuated. The Company anticipates that software products license revenues derived from indirect sales by these complementary vendors will continue to fluctuate. See "Risk Factors" and "Certain Forward-Looking Statements."

     Personal systems. Software products license revenues decreased slightly in fiscal 1998 primarily because the Company decreased the resources dedicated to STATGRAPHICS and because many prospective customers selected competing products. As a percentage of total revenues, personal systems software products license revenues decreased to less than 2%. Software products license revenues decreased in fiscal 1997 primarily because the Company sold the assets of its APL*PLUS business in fiscal 1996. The Company believes that demand for STATGRAPHICS will continue to decrease. See "Certain Forward-Looking Statements."

     Consulting, maintenance and other services. Revenues from consulting, maintenance and other services increased in fiscal 1998 and 1997 principally as a result of increased demand for supply chain management consulting and maintenance services from a growing base of customers that have licensed the Company's supply chain management software.

                                                  FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                            -------------------------------------------------
                                             1998      CHANGE     1997      CHANGE     1996
                                            -------    ------    -------    ------    -------
                                                             (IN THOUSANDS)
Supply chain management...................  $71,979      60%     $45,041      38%     $32,666
  Percentage of total revenues............     39.9%                44.9%                48.8%
Personal systems and other................  $   737     -11%     $   824     -31%     $ 1,199
  Percentage of total revenues............      0.4%                 0.8%                 1.8%
                                            -------     ---      -------     ---      -------
          Total consulting, maintenance
            and other services revenues...  $72,716      59%     $45,865      35%     $33,865
  Percentage of total revenues............     40.3%                45.8%                50.6%

     Supply chain management. Revenues from consulting and other services increased in fiscal 1998 and 1997 because of: (1) new clients licensing increased numbers of products and users, which generally leads to implementation and other consulting services, and (2) established clients licensing additional products and users, which also generates further demand for consulting services. Consulting revenues also increased in fiscal 1998 due to additional contributions from the Company's international operations, including consulting services provided by employees who joined the Company in June 1997 in connection with the Company's acquisition of Synchronology Group Limited ("SGL"). See Note 4 of Notes to the Supplemental Consolidated Financial Statements.

     Maintenance revenues increased in fiscal 1998 and 1997 following the increase in the installed base of customers that have licensed the Company's software products and entered into maintenance contracts. Maintenance revenues tend to track software products sold in prior periods. In the past three fiscal years, approximately 90% to 95% of customers with maintenance contracts have renewed these contracts.

     Personal systems. Consulting, maintenance and other services revenues decreased in fiscal 1998 and 1997 because of a decline in maintenance revenues. This decline followed the erosion of the installed base of STATGRAPHICS users, which resulted from customers and prospective customers having selected competing products and from the Company's sale of the assets of its APL*PLUS business in fiscal 1996.

OPERATING EXPENSES:

     General. In fiscal 1999, the Company plans to continue to incur relatively high levels of both sales and marketing expenditures and product development expenditures as it pursues its strategies of expanding its business into new geographic and vertical markets, expanding its distribution through alliances, and rapidly developing and delivering new product features and functions. The percentage of revenues represented by these items may vary because the Company's total quarterly and annual revenues have varied in the past and are likely to continue to vary. Also, the percentages of revenues represented by sales and marketing expenses, product development and the cost of services can be affected by the total amount of expenses associated with new employees and by the timing delays between the dates that these employees begin work and the dates they first become productive after training. See "Certain Forward-Looking Statements."

                                                  FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                           --------------------------------------------------
                                             1998      CHANGE     1997      CHANGE     1996
                                           --------    ------    -------    ------    -------
                                                             (IN THOUSANDS)
Cost of software sold....................  $ 11,102     122%     $ 5,011      63%     $ 3,070
  Percentage of total revenues...........       6.2%                 5.0%                 4.6%
Cost of consulting, maintenance and other
  services...............................  $ 33,213      69%     $19,618      29%     $15,181
  Percentage of total revenues...........      18.4%                19.6%                22.7%
Sales and marketing......................  $ 66,228      89%     $34,961      52%     $22,933
  Percentage of total revenues...........      36.7%                34.9%                34.2%
Product development......................  $ 32,794      74%     $18,889      56%     $12,133
  Percentage of total revenues...........      18.2%                18.8%                18.1%
General and administrative...............  $ 14,639      57%     $ 9,344      40%     $ 6,664
  Percentage of total revenues...........       8.1%                 9.3%                 9.9%
                                           --------              -------              -------
Total operating expenses excluding
  purchased research and development.....  $157,976      80%     $87,823      46%     $59,981
  Percentage of total revenues...........      87.5%                87.6%                89.6%
                                           --------              -------              -------
Purchased research and development.......  $ 47,340              $ 3,697              $    --
  Percentage of total revenues...........      26.3%                 3.7%                  --
                                           --------              -------              -------
Total operating expenses.................  $205,316     124%     $91,520      53%     $59,981
  Percentage of total revenues...........     113.9%                91.3%                89.6%

     Cost of software sold. Cost of software sold includes: 1) amortization of capitalized software development costs, and 2) cost of goods and other, which includes royalty fees associated with third-party software included with Manugistics software that is licensed to customers. The Company amortizes internal computer software development costs over the product's estimated economic life, generally two years, commencing when a product is first available for general commercial release. The Company amortizes purchased capitalized software development costs over a product's estimated economic life, generally two to five years.

                                                         FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                                      -------------------------------------------
                                                       1998     CHANGE    1997    CHANGE    1996
                                                      -------   ------   ------   ------   ------
                                                                    (IN THOUSANDS)
Amortization of capitalized software................  $ 7,560    113%    $3,543     59%    $2,228
Percentage of software products license revenues....      7.0%              6.5%              6.7%
Cost of goods and other.............................  $ 3,542    141%    $1,468     74%    $  842
Percentage of software products license revenues....      3.3%              2.7%              2.5%
                                                      -------            ------            ------
Cost of software sold...............................  $11,102    122%    $5,011     63%    $3,070
Percentage of software products license revenues....     10.3%              9.2%              9.3%

     The cost of software sold increased in fiscal 1998 and 1997 because amortization increased following the general commercial release of additional supply chain management software products for which costs had previously been capitalized, and because cost of goods and other increased. The amortization of capitalized software development costs has increased in recent years as the Company has increased its gross product development expenditures for supply chain management software. See "Product Development." Amortization also increased because the Company wrote off approximately $1.9 million and $.3 million in fiscal 1998 and 1997, respectively, of capitalized costs relating to the development of certain prior versions of its software products which the Company determined exceeded the future net realizable value as a result of new technologies developed by the Company or acquired in connection with acquisitions. Cost of goods and other expenses increased in fiscal 1998 and 1997 primarily because of the increase in royalty fees as the number of licenses to customers involving third party software increased.

     Cost of consulting, maintenance and other services. The cost of consulting, maintenance and other services increased in fiscal 1998 and 1997 primarily because the Company added personnel (including SGL employees) to meet increased demand for its consulting and maintenance services which resulted from the increased demand for the Company's software products. These additional employees helped generate the corresponding increase in supply chain management revenues from consulting, maintenance and other services.

     As a percentage of consulting, maintenance and other services revenues, the cost of consulting, maintenance and other services increased in fiscal 1998 mainly because of the amount of expenses associated with new employees and because of the timing delays between the dates that these employees began work and the dates they first become productive after training. In fiscal 1997, the cost of consulting, maintenance and other services decreased as a percentage of consulting, maintenance and other services revenues largely because a portion of the increase in corresponding revenues was generated by product maintenance and support, which can be provided more efficiently by serving a larger client base, and because of improved utilization of the Company's consulting employees.

     Sales and marketing. Sales and marketing expenses increased in fiscal 1998 and 1997 primarily because the Company added sales and marketing resources in North and South America, Europe and the Asia/Pacific region, and incurred higher commissions as a result of increased software products license revenues. In addition, the Company incurred costs to establish new offices or build up its presence in certain foreign markets, and increased its marketing expenses in connection with these new foreign markets and with its expanded product offerings. As a percentage of total revenues, sales and marketing expenses increased in fiscal 1998 principally because these expenses increased at a more rapid rate than total revenues. As a percentage of total revenues, sales and marketing expenses decreased in fiscal 1997 because total revenues increased more rapidly than these expenses. As it pursues its strategy of expanding its business into new geographic markets, new industries and expanded distribution channels, the Company is continuing to hire and train additional sales and marketing employees and to make other sales and marketing expenditures. See "Certain Forward-Looking Statements."

     Product development. The Company records product development expenses net of capitalized software development costs for products which have reached technological feasibility.

                                                  FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                            -------------------------------------------------
                                             1998      CHANGE     1997      CHANGE     1996
                                            -------    ------    -------    ------    -------
                                                             (IN THOUSANDS)
Gross product development costs...........  $42,182      64%     $25,732      51%     $17,048
  Percentage of total revenues............     23.4%                25.7%                25.5%
Less: Capitalized prod. dev. costs........  $ 9,388      37%     $ 6,843      39%     $ 4,915
  Percentage of gross prod. dev. costs....     22.3%                26.6%                28.8%
                                            -------      --      -------      --      -------
Product development expenses..............  $32,794      74%     $18,889      56%     $12,133
  Percentage of total revenues............     18.2%                18.8%                18.1%

     Gross product development costs for fiscal 1998 and 1997 increased primarily because the Company employed more developers of supply chain management software. The Company hired these developers to develop new software products and new versions of existing products, and to incorporate new technologies into the Company's product offerings. In fiscal 1998 and 1997, as a percentage of total revenues, gross product development costs decreased largely because these expenses did not increase as rapidly as total revenues. The Company plans to continue to make significant product development expenditures in fiscal 1999 as it pursues its strategy of rapidly developing and delivering new products, features, functions and integration to software products of other vendors. See "Certain Forward-Looking Statements."

     General and administrative. General and administrative expenses increased in fiscal 1998 and 1997 primarily because of increased expenses associated with supporting an organization with more employees and a greater geographic scope. As a percentage of total revenues, general and administrative expenses decreased in fiscal 1998 and 1997 because these expenses did not increase as rapidly as total revenues, in part because the Company was able to leverage its base of administrative resources to support a larger organizational structure.

     Purchased research and development. During the fourth quarter of fiscal 1998, the Company acquired all of the outstanding capital stock of ProMIRA Software, Inc. ("ProMIRA"), a provider of supply chain planning software for manufacturers of complex products in industries such as high technology, electronics and motor vehicles and parts. In that quarter, the Company recorded a non-recurring charge to operations totaling $47.3 million ($28.6 million, net of an income tax benefit of $18.7 million) to write off purchased research and development which had not yet reached technological feasibility and had no alternative future use. The impact on basic and diluted income per share for fiscal 1998 was $1.22 and $1.09, respectively. In addition, during the first quarter of fiscal 1997, the Company acquired all of the outstanding capital stock of Avyx, Inc. ("Avyx"), a developer and services provider of custom manufacturing scheduling software. The Company recorded a non-recurring charge to operations of $3.7 million ($.17 and $.16 basic and diluted income per share, respectively) to write off purchased research and development which had not yet reached technological feasibility and had no alternative future use. See Note 4 of Notes to Supplemental Consolidated Financial Statements.

(LOSS) INCOME FROM OPERATIONS:

                                                  FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                            -------------------------------------------------
                                              1998      CHANGE     1997      CHANGE     1996
                                            --------    ------    -------    ------    ------
                                                             (IN THOUSANDS)
Income from operations excluding purchased
  research and development................  $ 22,287     80%      $12,384      77%     $6,995
  Percentage of total revenues............      12.4%                12.4%               10.4%
Purchased research and development........  $(47,340)             $(3,697)             $   --
  Percentage of total revenues............       N/M                  N/M
                                            --------              -------              ------
(Loss) income from operations.............  $(25,053)    N/M      $ 8,687      24%     $6,995
  Percentage of total revenues............       N/M                  8.7%               10.4%

OTHER INCOME -- NET:

                                                    FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                               ----------------------------------------------
                                                1998     CHANGE     1997     CHANGE     1996
                                               ------    ------    ------    ------    ------
                                                               (IN THOUSANDS)
Other income -- net..........................  $2,863     173%     $1,047      -8%     $1,144
  Percentage of total revenues...............     1.6%                1.0%                1.7%

     Other income-net includes income from short term investments, interest income and expense, foreign currency exchange gains or losses, and other gains or losses. Other income increased in fiscal 1998 primarily due to greater interest income generated from short-term investments following the investment of the net proceeds of the public offering of common stock completed in August 1997. In future quarters, the investment of these proceeds will continue to generate income, pending their application to other uses. Other income decreased slightly in fiscal 1997 over 1996 because of slight changes in the various components.

PROVISION FOR INCOME TAXES:

     The Company recorded a loss in fiscal 1998 as a result of the write-off of purchased research and development associated with the acquisition of ProMIRA. As a result of this non-recurring charge, the Company recorded an income tax benefit of $18.7 million. In fiscal 1997, the effective tax rate represented by the Company's provision for income taxes was approximately 52%, primarily because the expenses associated with the Company's write-off of purchased research and development from the purchase of Avyx were not deductible for tax purposes. Excluding the effect of this write-off on taxable income, the effective tax rate for fiscal 1997 would have been approximately 38%. Management of the Company believes that, in fiscal 1999, the effective tax rate of the Company on a consolidated basis is likely to be approximately 39%, excluding non-recurring charges recorded in connection with acquisitions or other transactions. This estimate is based on current domestic and foreign tax law and is thus subject to change. See "Forward Looking Statements" and Note 9 of Notes to Supplemental Consolidated Financial Statements.

NET (LOSS) INCOME AND (LOSS) INCOME PER SHARE:

                                                  FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                           --------------------------------------------------
                                             1998      CHANGE     1997      CHANGE     1996
                                           --------    ------    -------    ------    -------
                                                             (IN THOUSANDS)
Net income excluding purchased research
  and development........................  $ 15,488      85%     $ 8,354        65%   $ 5,075
  Percentage of total revenues...........       8.6%                 8.3%                 7.6%
Less: Purchased research and development,
  net of tax benefit in 1998.............  $(28,653)             $(3,697)             $    --
                                           --------              -------              -------
Net (loss) income........................  $(13,165)    N/M      $ 4,657        --    $ 5,075
  Percentage of total revenues...........       N/M                  4.6%       (8)%      7.6%
                                           ========              =======              =======
Basic income per share, excluding
  purchased research and development.....  $   0.66      69%     $  0.39        63%   $  0.24
Purchased research and development, per
  basic share............................  $  (1.22)             $ (0.17)             $    --
                                           --------              -------              -------
Basic (loss) income per share............  $  (0.56)    N/M      $  0.22        --%   $  0.24
                                           ========              =======              =======
Shares used in basic share computation...    23,484               21,657               20,909
                                           ========              =======              =======
Diluted (loss) income per share..........  $  (0.56)    N/M      $  0.20        --%   $  0.23
                                           ========              =======              =======
Shares used in diluted share
  computation............................    23,484               23,159               21,935
                                           ========              =======              =======

     As previously reported by the Company in its Current Report on Form 8-K dated June 9, 1998, the Company had a net loss of $8,246,000, or $0.32 per basic and diluted share for the three months ended May 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

                                                           FEBRUARY 28 OR 29,
                                            -------------------------------------------------
                                             1998      CHANGE     1997      CHANGE     1996
                                            -------    ------    -------    ------    -------
                                                             (IN THOUSANDS)
Working capital...........................  $95,982     186%     $33,443      16%     $29,012
Cash, cash equivalents and marketable
  securities..............................  $82,137     266%     $22,465      -8%     $24,441

     The Company has historically financed its growth primarily through funds generated from operations and through proceeds from offerings of capital stock. The increase in working capital at February 28, 1998 and 1997 resulted principally from increases in (1) the Company's cash and marketable securities, largely as a result of the Company's sale of 1.6 million shares of common stock in August 1997, (2) the Company's cash flows from operations and (3) accounts receivable, which resulted from the increases in software products and services revenues, and which more than offset decreases resulting from the Company's payments in connection with the agreement with IRI in March 1997, the acquisition of SGL in June 1997 and the acquisition of ProMIRA in February 1998. See Note 4 of Notes to Supplemental Consolidated Financial Statements.

     The Company's operating activities provided cash of $30.1 million, $13.7 million and $10.3 million in fiscal 1998, 1997 and 1996, respectively. Operating cash flows increased in fiscal 1998 primarily because the increase in operating income before non-cash expenses (including the write-off of purchased research and development in connection with the acquisition of ProMIRA in February 1998 and depreciation and amortization) and increases in accounts payable, accrued liabilities and accrued compensation more than offset increases in accounts receivable, non-cash expenses and deferred income taxes. Operating cash flows increased in fiscal 1997 largely because the cash flows resulting from net income were augmented by increases in non-cash expenses and increases in deferred revenues, accrued compensation, other accrued liabilities and income taxes payable, and were not fully offset by increases in accounts receivable.

     At February 28, 1998, accounts receivable were $59.6 million, compared to $38.4 million at February 28, 1997, primarily as a result of increases in the number and size of software license transactions. Deferred revenue increased from $14.4 million to $18.5 million, principally because of growth in deferred maintenance revenue as a result of increased licensing activity. At February 28, 1997, accounts receivable were $38.4 million, compared to $20.0 million at February 29, 1996, primarily as a result of increases in the number and size of software license transactions. Deferred revenue increased from $7.1 million to $14.4 million because of growth in software licensing activity and increases in related services and maintenance revenue.

     Investing activities used cash of $86.2 million, $13.7 million and $9.8 million in fiscal 1998, 1997 and 1996, respectively. In fiscal 1998, investing activities used cash largely as a result of the purchase of marketable securities using proceeds from the public offering of common stock completed in August 1997. In fiscal 1998 and 1997, sales of marketable securities provided cash, but the amounts provided were more than offset by cash used for purchases of marketable securities, property and equipment, capitalization of software development costs and acquisitions. The Company had expenditures for property and equipment of approximately $16.0 million in fiscal 1998. The Company anticipates expenditures for property and equipment commensurate with its anticipated growth fiscal 1999. The Company also used cash to acquire ProMIRA and SGL, and to enter into an agreement with IRI.

     Financing activities provided cash of $67.2 million, $2.4 million and $0.7 million, in fiscal 1998, 1997 and 1996, respectively. In fiscal 1998, cash from financing activities was derived primarily from the sale of 1.6 million shares of common stock in an underwritten public offering in August 1997, from exercises of employee stock options and from the sale of shares pursuant to the Company's employee stock purchase program. In fiscal 1997, cash from financing activities was derived primarily from exercises of employee stock options and from the sale of shares pursuant to the Company's employee stock purchase program. See Note 6 of Notes to Supplemental Consolidated Financial Statements.

     In June 1998, the Company issued approximately 333,000 shares of common stock in connection with the acquisition of TYECIN. The Company accounted for the acquisition as a pooling of interests and the Company expects to incur a non-recurring charge of approximately $3 million in certain expenses related to this transaction which includes, among other items, severance, legal and accounting fees. In February 1998, the Company issued 1.55 million shares of common stock, in connection with the acquisition of ProMIRA. The Company also paid $5.3 million in cash. The Company accounted for the acquisition as a purchase transaction and recognized a non-recurring, non-cash charge of $47.3 million to write off purchased research and development. In June 1997, the Company acquired all of the outstanding stock of SGL for $2.8 million in cash. The Company accounted for the acquisition as a purchase transaction. In March 1997, the Company entered into agreements with IRI (the "IRI Agreement") relating to the Company's possible acquisition of certain assets of IRI and the development of a solution that will incorporate IRI's point-of-sale scanner data into the Company's supply chain management software. Under the agreements, the Company paid $1.5 million to IRI.

     Under the IRI Agreements, the Company agreed to market IRI's point-of-sale data and received 10-year, exclusive rights among supply chain software vendors in most geographic markets to incorporate these data. The Company and IRI agreed to resell certain of each other's products, and the Company might acquire certain additional assets of IRI (subject to the satisfaction of certain contingencies).

     As part of these agreements, the Company committed that it will generate a minimum of $16.5 million in revenues for IRI from specified products over several years, beginning after the occurrence of certain events. This commitment is subject to the satisfaction of significant contingencies specified in the agreements. Certain issues have arisen between the Company and IRI relating to the satisfaction of these contingencies. The Company currently anticipates satisfactory resolution of these issues and believes that it will be able to produce a sufficient amount of qualifying revenues to satisfy its commitment. However, if the Company is unable to generate the minimum annual revenues, to the extent required under the agreements, it will be obligated to pay to IRI from its own funds an amount equal to the difference between the qualifying revenues generated and the required minimum, which could result in a material decrease in working capital. See "Certain Forward-Looking Statements."

     The Company has an unsecured committed revolving credit facility with a commercial bank. Under the terms of the facility, the Company may request advances in the aggregate amount of up to $10 million. The Company may make borrowings under the facility for short-term working capital purposes or for acquisitions (acquisition-related borrowings are limited to $7.5 million per acquisition). The facility contains certain financial covenants that the Company believes are typical for a facility of this nature and amount. This facility will expire in September 1998, unless renewed. There were no amounts outstanding under this facility at February 28, 1998.

     The Company is continuing to take steps to ensure its products, internal systems and infrastructure are Year 2000 compliant. The Company released an enhancement (as part of its normal product development efforts) to its supply chain management software products in the quarter ending May 31, 1998 that is the Company's Year 2000 compliant release. In addition, its efforts have included testing, replacing and updating these systems. Based upon actual experience to date, the Company continues to evaluate the estimated costs associated with these efforts. While final cost estimates are not complete, the Company presently anticipates that it will be able to manage its total Year 2000 transition without any material adverse effect on its results of operations or financial condition. The Company has expensed approximately $200,000 of Year 2000 costs through fiscal 1998 and estimates that it will incur $1,000,000 and $300,000 of additional expenses in fiscal 1999 and 2000, respectively.

     The Company investigates potential candidates for acquisition, joint venture opportunities or other relationships on an ongoing basis. Depending on certain factors, including the amount, nature, method and timing of the consideration to be paid by the Company, any such acquisitions, transactions or relationships might result in a decrease in working capital.

     The Company believes that existing cash balances, marketable securities, funds generated from operations and amounts available under the revolving credit facility will be sufficient to meet its anticipated liquidity and working capital requirements for the next 12 to 18 months. If the Company decides to expand its operations more rapidly, to broaden or enhance its products more rapidly, to acquire businesses or technologies or to make other significant expenditures to respond to market opportunities or competitive pressures, then the Company may need additional funds at an earlier time.

     As noted above, a number of shareholder class action lawsuits were filed against the Company and certain of its executive officers and directors in June 1998. (See "Recent Developments -- Shareholder Class Action Lawsuits Filed.") The ultimate outcome of these lawsuits, as with litigation generally, is inherently uncertain, and it is possible that one or more of these matters may be resolved adversely to the Company. The adverse resolution of one or more of these lawsuits could have a material adverse effect on the Company's business, operating results, financial condition and cash flows. However, as noted above, management believes that the lawsuits are without merit and the Company and the other defendants intend to defend against the lawsuits vigorously.

     The Company believes that inflation did not have a material effect on its results of operations in fiscal 1998.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

                   INDEX TO SUPPLEMENTAL FINANCIAL STATEMENTS



                                                                           Page
                                                                           ----
REPORT OF INDEPENDENT AUDITORS......................................        14

REPORT OF INDEPENDENT ACCOUNTANTS...................................        15

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS:

     Supplemental Consolidated Balance Sheets for
          Each of the Two Years in the Period Ended
          February 28, 1998.........................................        16

     Supplemental Consolidated Statements of
          Operations for Each of the Three Years in
          the Period ended February 28, 1998........................        17

     Supplemental Consolidated Statements of
          Stockholders' Equity for Each of the Three
          Years in the Period Ended February 28, 1998...............        18

     Supplemental Consolidated Statements of Cash
          Flows for Each of the Three Years in the
          Period Ended February 28, 1998............................        19

     Notes to Supplemental Consolidated Financial
          Statements................................................        20

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of Manugistics Group, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Manugistics Group, Inc. (the Company) and its subsidiaries as of February 28, 1998 and 1997, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. We did not audit the consolidated balance sheets of TYECIN as of December 31, 1997 and 1996, or the related statements of income, shareholders' equity and cash flows of TYECIN for the three years in the period ended December 31, 1997, which consolidated statements reflect total assets of $2,971,400 and $2,059,100 as of December 31, 1997 and 1996, respectively, and total revenues of $4,597,200, $5,077,000, and $4,653,800 for the three years ended December 31, 1997, respectively. Those consolidated statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for TYECIN for 1997, 1996 and 1995, is based solely on the report of such other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the merger of Manugistics Group, Inc. and TYECIN Systems, Inc., ("TYECIN"), on June 1, 1998, which has been accounted for as a pooling of interests as described in Notes 1 and 13 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Manugistics Group, Inc. after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at February 28, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1998 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

DELOITTE & TOUCHE LLP

Washington, D.C.
June 19, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of TYECIN Systems, Inc.

     In our opinion, the consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows of TYECIN Systems, Inc. and its subsidiary (not presented separately herein) present fairly, in all material respects, their financial position at December 31, 1997 and 1996, and the results of their operation and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
San Jose, California
March 6, 1998, except as to Note 11, which is as of June 1, 1998

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                 FEBRUARY 28,
                                                              -------------------
                                                                1998       1997
                                                              --------    -------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 19,891    $ 8,834
  Marketable securities.....................................    62,246     13,631
  Accounts receivable (net of allowance for uncollectible
     accounts -- 1998, $2,099; 1997, $1,235)................    59,584     38,428
  Deferred tax asset........................................     1,693      1,117
  Other current assets......................................     3,525      1,241
                                                              --------    -------
          Total current assets..............................   146,939     63,251
PROPERTY AND EQUIPMENT -- NET...............................    21,142     10,608
NONCURRENT ASSETS:
  Software development costs (net of accumulated
     amortization -- 1998, $14,651; 1997, $6,375)...........    22,986      9,932
  Intangibles (net of accumulated amortization -- 1998,
     $2,971; 1997, $1,943)..................................    14,660      2,130
  Deferred tax asset........................................    17,593         --
  Other non-current assets..................................     1,895        385
                                                              --------    -------
          TOTAL.............................................  $225,215    $86,306
                                                              ========    =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  8,918    $ 4,316
  Accrued compensation......................................    12,419      6,403
  Other accrued liabilities.................................    10,834      3,601
  Deferred revenue..........................................    18,546     14,377
  Income taxes payable......................................       240      1,111
                                                              --------    -------
          Total current liabilities.........................    50,957     29,808
LONG-TERM LIABILITIES.......................................       512        220
DEFERRED TAXES..............................................        --      1,405
COMMITMENTS AND CONTINGENCIES (Notes 8 and 13)
STOCKHOLDERS' EQUITY:
  Preferred stock...........................................        --         --
  Common stock -- $.002 par value; 100,000,000 shares
     authorized; shares issued, 26,719,681 in 1998;
     22,725,065 in 1997; shares outstanding, 25,967,171 in
     1998; 21,972,555 in 1997...............................        53         45
  Additional paid-in capital................................   171,075     38,819
  Retained earnings.........................................     3,102     16,267
  Translation adjustment....................................       365        459
  Unrealized loss on marketable securities..................      (132)        --
  Treasury stock -- 752,510 shares at cost..................      (717)      (717)
                                                              --------    -------
          Total stockholders' equity........................   173,746     54,873
                                                              --------    -------
          TOTAL.............................................  $225,215    $86,306
                                                              ========    =======

          See notes to supplemental consolidated financial statements.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED FEBRUARY 28 OR 29,
                                                             -------------------------------
                                                               1998        1997       1996
                                                             --------    --------    -------
REVENUES:
  Software products........................................  $107,547    $ 54,342    $33,111
  Consulting, maintenance and other services...............    72,716      45,865     33,865
                                                             --------    --------    -------
          Total revenues...................................   180,263     100,207     66,976
                                                             --------    --------    -------
OPERATING EXPENSES:
  Cost of software sold....................................    11,102       5,011      3,070
  Cost of consulting, maintenance and other services.......    33,213      19,618     15,181
  Sales and marketing......................................    66,228      34,961     22,933
  Product development......................................    32,794      18,889     12,133
  General and administrative...............................    14,639       9,344      6,664
  Purchased research and development.......................    47,340       3,697         --
                                                             --------    --------    -------
          Total operating expenses.........................   205,316      91,520     59,981
                                                             --------    --------    -------
(LOSS) INCOME FROM OPERATIONS..............................   (25,053)      8,687      6,995
OTHER INCOME -- NET........................................     2,863       1,047      1,144
                                                             --------    --------    -------
(LOSS) INCOME BEFORE INCOME TAXES..........................   (22,190)      9,734      8,139
(BENEFIT) PROVISION FOR INCOME TAXES.......................    (9,025)      5,077      3,064
                                                             --------    --------    -------
NET (LOSS) INCOME..........................................  $(13,165)   $  4,657    $ 5,075
                                                             ========    ========    =======
BASIC (LOSS) INCOME PER SHARE..............................  $  (0.56)   $   0.22    $  0.24
                                                             ========    ========    =======
SHARES USED IN BASIC SHARE COMPUTATION.....................    23,484      21,657     20,909
                                                             ========    ========    =======
DILUTED (LOSS) INCOME PER SHARE............................  $  (0.56)   $   0.20    $  0.23
                                                             ========    ========    =======
SHARES USED IN DILUTED SHARE COMPUTATION...................    23,484      23,159     21,935
                                                             ========    ========    =======

          See notes to supplemental consolidated financial statements.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                         COMMON STOCK
                                   -------------------------
                                             PAR    PAID-IN    RETAINED   TRANSLATION   TREASURY
                                   SHARES   VALUE   CAPITAL    EARNINGS   ADJUSTMENT     STOCK     OTHER    TOTAL
                                   ------   -----   --------   --------   -----------   --------   -----   --------
BALANCE, MARCH 1, 1995...........  10,801    $21    $ 30,952   $  6,535      $145        $(771)    $ (12)  $ 36,870
  Issuance of common stock.......      42     --         377         --        --           --        --        377
  Exercise of stock options......     282      1         538         --        --           --        --        539
  Tax benefit of options
     exercised...................      --     --       1,056         --        --           --        --      1,056
  Issuance of treasury stock.....      --     --         211         --        --           27        --        238
  Amortization of deferred
     compensation................      --     --          --         --        --           --        12         12
  Translation adjustment.........      --     --          --         --      (240)          --        --       (240)
  Net income.....................      --     --          --      5,075        --           --        --      5,075
                                   ------    ---    --------   --------      ----        -----     -----   --------
BALANCE, FEBRUARY 29, 1996.......  11,125     22      33,134     11,610       (95)        (744)       --     43,927
  Issuance of common stock.......      50     --         733         --        --           --        --        733
  Exercise of stock options......     336      1       1,906         --        --           --        --      1,907
  Tax benefit of options
     exercised...................      --     --       2,571         --        --           --        --      2,571
  Fair value of options issued...      --     --         217         --        --           --        --        217
  Compensation expense...........      --     --          69         --        --           --        --         69
  Issuance of treasury stock.....      --     --         211         --        --           27        --        238
  Translation adjustment.........      --     --          --         --       554           --        --        554
  Net income.....................      --     --          --      4,657        --           --        --      4,657
  Two-for-one stock split........  11,214     22         (22)        --        --           --        --         --
                                   ------    ---    --------   --------      ----        -----     -----   --------
BALANCE, FEBRUARY 28, 1997.......  22,725     45      38,819     16,267       459         (717)       --     54,873
  Issuance of common stock, net
     of issuance costs of $652...   3,137      6     120,110         --        --           --        --    120,116
  Issuance of stock options in
     connection with
     acquisition.................      --     --       1,081         --        --           --        --      1,081
  Exercise of stock options......     858      2       3,334         --        --           --        --      3,336
  Tax benefit of options
     exercised...................      --     --       7,731         --        --           --        --      7,731
  Translation adjustment.........      --     --          --         --       (94)          --        --        (94)
  Unrealized loss on marketable
     securities..................      --     --          --         --        --           --      (132)      (132)
  Net loss.......................      --     --          --    (13,165)       --           --        --    (13,165)
                                   ------    ---    --------   --------      ----        -----     -----   --------
BALANCE, FEBRUARY 28, 1998.......  26,720    $53    $171,075   $  3,102      $365        $(717)    $(132)  $173,746
                                   ======    ===    ========   ========      ====        =====     =====   ========

          See notes to supplemental consolidated financial statements

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED FEBRUARY 28 OR 29,
                                                              -------------------------------
                                                                1998        1997       1996
                                                              --------    --------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $(13,165)   $  4,657    $ 5,075
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
  Depreciation and amortization.............................    16,150       8,110      4,610
  Write-off of purchased research and development...........    47,340       3,697         --
  Allowances for doubtful accounts..........................     1,510       2,529        732
  Deferred income taxes.....................................   (19,574)       (479)       485
  Tax benefit from stock options exercised..................     7,731       2,571      1,056
  Other.....................................................       (13)        108        126
  Changes in assets and liabilities (net of the effects of
     acquisitions):
     Accounts receivable....................................   (20,908)    (20,720)    (5,091)
     Other current assets...................................    (2,023)         54       (449)
     Other noncurrent assets................................      (503)         94         24
     Accounts payable and accrued expenses..................     5,777        (157)     2,888
     Accrued compensation...................................     6,016       4,878       (534)
     Deferred revenue.......................................     2,470       7,128      1,052
     Income taxes payable...................................      (716)      1,198        373
                                                              --------    --------    -------
       Net cash provided by operating activities............    30,092      13,668     10,347
                                                              --------    --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions (Note 4).....................................    (9,637)     (3,582)    (1,068)
  Sale of marketable securities.............................    46,865       7,933      5,570
  Purchase of marketable securities and long-term
     investments............................................   (96,347)     (3,006)    (3,662)
  Purchase of property and equipment........................   (16,011)     (7,284)    (5,333)
  Capitalization of software development costs..............   (10,274)     (6,843)    (4,915)
  Purchase of software licenses.............................      (816)       (878)      (382)
                                                              --------    --------    -------
       Net cash used in investing activities................   (86,220)    (13,660)    (9,790)
                                                              --------    --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds (payments) under long-term obligations...........        58        (273)      (187)
  Net proceeds from sale of common stock....................    63,770         735        378
  Proceeds from exercise of stock options...................     3,334       1,907        538
                                                              --------    --------    -------
       Net cash provided by financing activities............    67,162       2,369        729
                                                              --------    --------    -------
EFFECTS OF EXCHANGE RATES ON CASH BALANCES..................        23         574       (246)
                                                              --------    --------    -------
NET INCREASE IN CASH........................................    11,057       2,951      1,040
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     8,834       5,883      4,843
                                                              --------    --------    -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 19,891    $  8,834    $ 5,883
                                                              ========    ========    =======

          See notes to supplemental consolidated financial statements.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED FEBRUARY 28, 1998

     Manugistics Group, Inc. (the "Company") develops, markets and supports software products for synchronized supply chain management(TM) and provides related services. Synchronized supply chain management refers to managing the complex interactions involved in the flows of products through the supply chain. It involves forecasting product demand and coordinating the timing of distribution, manufacturing, procurement, and transportation activities to meet this demand, not only across an entire enterprise, but also among an enterprise and its suppliers and customers. The Company provides an integrated suite of strategic, tactical and operational supply chain software planning products, including a high-level optimizer, that address the four key operational areas of supply chain management: demand planning, supply planning, manufacturing scheduling and transportation management.

     In June, 1998, the Company acquired TYECIN Systems, Inc. ("TYECIN"), a provider of advanced planning and scheduling supply chain management software for the semiconductor industry (see Note 13).

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- The supplemental consolidated financial statements have been prepared to give retroactive effect to the acquisition of TYECIN Systems, Inc. on June 1, 1998, which has been accounted for as a pooling of interests ("pooling"). Generally accepted accounting principles proscribe giving effect to a merger or business combination accounted for as a pooling in financial statements that do not include the date of consummation. Although, these supplemental consolidated financial statements do not extend through the date of consummation, they will become the Company's historical consolidated financial statements after financial statements including the consummation date are issued.

     Principles of Consolidation -- The supplemental consolidated financial statements include the accounts of Manugistics Group, Inc., its wholly-owned subsidiaries, and its 60% owned subsidiary TYECIN-INNOTECH, a Japanese corporation. All significant intercompany transactions and balances have been eliminated. The Company's fiscal year ends on the last day of February. The supplemental consolidated financial statements combine the Company's fiscal years which end in February with TYECIN's fiscal years which end in December.

     Use of Estimates -- The preparation of supplemental consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the supplemental consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

     Revenue Recognition -- The Company's revenues consist primarily of software license revenues, consulting service revenues and maintenance revenues. The Company recognizes revenues in accordance with the provisions of the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 91-1, "Software Revenue Recognition." Software license revenues from supply chain management products are recognized upon the customer's execution of a noncancellable license agreement and shipment of the software, provided that no significant vendor obligations remain outstanding, the license fee is fixed and amounts are due within one year and collection is considered probable by management. Software license revenues from the sale of personal systems products are recognized upon the Company's shipment of the software.

     Consulting service revenues are recognized when the services are provided, generally on a time and materials basis. Consulting service revenues consist primarily of implementation and training services related to the installation of the Company's products and do not include significant customization to or development of the underlying software code. Maintenance revenues are deferred and recognized ratably over the term of the maintenance contract, typically 12 months.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

     Amounts received in advance of revenue recognition are classified as deferred revenues.

     In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition," which provides guidance in applying generally accepted accounting principles in recognizing revenues on software transactions and supercedes SOP 91-1. The provisions of SOP 97-2 are effective for the Company for transactions entered into after February 28, 1998. SOP 97-2 requires revenues earned on software arrangements involving multiple elements to be allocated to each element based on vendor specific objective evidence of the relative fair values of the elements. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. In addition, SOP 97-2 requires that the Company have an executed software license agreement, the license fee be fixed and determinable and collection deemed probable by management in order to record software license revenue. The Company currently believes the adoption of SOP 97-2 will not have a material impact on its consolidated results of operations or financial position; however, because implementation guidelines for this standard have not yet been issued and a wide range of potential interpretations are being discussed by the accounting profession, there can be no assurance that SOP 97-2 will not have a material impact on the Company's consolidated results of operations or financial position. In March 1998, the AICPA issued SOP 98-4 which defers the effective date of a provision of SOP 97-2. This provision currently has no impact to the Company.

     Cash and Cash Equivalents -- The Company considers cash on hand, deposits in banks, and highly liquid overnight investments as cash and cash equivalents.

     Marketable Securities -- The Company has classified its short-term marketable securities as "available-for-sale." These securities are recorded at fair value, with gross unrealized gains and losses reported as a component of stockholders' equity. At February 28, 1998 and 1997, marketable securities consisted of investments in municipal bonds and other short-term investments which generally mature in one year or less.

     Concentration of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of investments in marketable securities and accounts receivable. The Company has policies that limit investments to investment grade securities and that limit the amount of credit exposure to any one issuer. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential losses, but does not require collateral. The Company's credit risk is also further mitigated as its customer base is diversified, geographically and by industry.

     Fair Values of Financial Instruments -- The carrying values of cash and cash equivalents, marketable securities, accounts receivable, and accounts payable approximate fair value due to the short maturities of such instruments. The carrying value of long-term debt approximates fair value based on current rates offered to the Company for debt with similar collateral and guarantees, if any, and maturities.

     Property and Equipment -- Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from two to ten years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the asset.

     Intangibles -- Intangibles include intellectual property, customer lists and goodwill. Intellectual property and goodwill are amortized on a straight-line basis and customer lists are amortized using the double declining balance method. The amortization period for these assets is five years or less, commencing on the date of acquisition (see Note 4).

     Impairment of Long-Lived Assets -- The Company reviews its long-lived assets, including property and equipment and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. In performing an evaluation of

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES recoverability, the estimated future undiscounted net cash flows of the assets are compared to the assets' carrying amount to determine if a write down is required.

     Income Taxes -- The provision for income taxes is based on income recognized for financial reporting purposes and includes the effects of temporary differences between such income and income recognized for income tax purposes. Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Foreign Currency Translation -- Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. The related revenues and expenses are translated at the prevailing exchange rate during the reporting period. Translation adjustments related to this process are charged to stockholders' equity.

     Net (Loss) Income Per Share -- As of February 28, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of basic income per share and, for companies with potentially dilutive securities, such as options, diluted income per share. Basic income per share is computed using the weighted average number of shares of common stock outstanding. Diluted income per share is computed using the weighted average number of shares of common stock and, when dilutive, common equivalent shares from options to purchase common stock using the treasury stock method. The following table sets forth the computation of basic and diluted income per share:

                                                YEAR ENDED FEBRUARY 28 OR 29,
                                           ----------------------------------------
                                              1998           1997           1996
                                           ----------      ---------      ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Weighted average common shares...........     23,484         21,657         20,909
Dilutive potential common shares.........         --          1,502          1,026
                                            --------        -------        -------
Shares used in diluted share
  computation............................     23,484         23,159         21,935
                                            ========        =======        =======
Net (loss) income........................   $(13,165)       $ 4,657        $ 5,075
                                            ========        =======        =======
Basic (loss) income per share............   $  (0.56)       $  0.22        $  0.24
                                            ========        =======        =======
Diluted (loss) income per share..........   $  (0.56)       $  0.20        $  0.23
                                            ========        =======        =======

     The dilutive effect of options for approximately 3.8 million shares has not been considered in the computation of diluted loss per share in fiscal 1998 because such shares would be anti-dilutive.

     Stock-Based Compensation Plans -- The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and has made the pro forma disclosures required by SFAS 123, "Accounting for Stock-Based Compensation" in Note 6.

     New Accounting Pronouncements -- In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued and requires that all items which meet the definition of comprehensive income be reported for the period in which they are recognized. Comprehensive income includes changes in the balances of items that are reported directly in a separate component of stockholders' equity on the consolidated balance sheets, such as foreign currency translation adjustments and unrealized gains or losses on available-for-sale securities. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and the Company will make the disclosures required by SFAS No. 130 in the first quarter of fiscal 1999.

     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued and requires that a public business enterprise report financial and descriptive information about

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES its reportable operating segments. Generally, financial information is required to be reported on the basis used internally for evaluating segment performance and resource allocation. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997; however, disclosure is not required in interim financial statements in the initial year of adoption. Accordingly, the Company will make the required disclosures for the fiscal year ending February 28, 1999. The Company is still determining the effect of adopting SFAS No. 131; however, management does not anticipate that it will have a material impact.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The provisions of SOP 98-1 require that certain costs to develop or obtain internal use software be capitalized. SOP 98-1 is effective for fiscal years beginning after December 1998 and will be effective for the Company beginning March 1999. The Company is still determining the effect of adopting SOP 98-1; however, management does not anticipate that it will have a material impact on the Company's consolidated results of operations or financial position.

     Reclassification of Account Balances -- Certain prior year amounts have been reclassified for comparability with the current year's financial statement presentation.

2.  FINANCIAL STATEMENT DETAILS

     Property and Equipment -- Property and equipment consists of the following:

                                                                 FEBRUARY 28,
                                                              -------------------
                                                                1998       1997
                                                              --------    -------
                                                                (IN THOUSANDS)
Computer equipment and software.............................  $ 22,130    $12,698
Office furniture and equipment..............................     6,585      4,181
Leasehold improvements......................................     6,877      2,192
                                                              --------    -------
          Total.............................................    35,592     19,071
Less accumulated depreciation and amortization..............   (14,450)    (8,463)
                                                              --------    -------
Property and equipment -- net...............................  $ 21,142    $10,608
                                                              ========    =======

     Other Income -- Net -- Other income -- net, consisted of the following:

                                                          YEAR ENDED FEBRUARY 28 OR 29,
                                                          -----------------------------
                                                           1998       1997       1996
                                                          -------    -------    -------
                                                                 (IN THOUSANDS)
Interest Income.........................................  $2,774     $1,232     $1,251
Interest Expense........................................    (110)       (58)       (91)
Other...................................................     199       (127)       (16)
                                                          ------     ------     ------
Other income -- Net.....................................  $2,863     $1,047     $1,144
                                                          ======     ======     ======

     Other includes minority interest related to the Company's 60% owned subsidiary in fiscal 1998.

3.  SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes costs incurred in the development of its software products. Software development costs include certain internally developed costs, software costs purchased from third parties in connection with acquisitions if the related software product under development has reached technological feasibility or if there are alternative future uses for the purchased software, provided the capitalized amounts will be realized over a period not exceeding five years, and purchased software license costs for products used in the development of the Company's products. Costs incurred prior to establishing

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES technological feasibility are charged to product development expense as incurred. Software development costs are amortized on a straight line basis over the estimated economic life of the product, generally two to five years, commencing with the date the product is first available for general release.

     The Company capitalized internally developed software costs of $10,274,000, $6,843,000, and $4,915,000, and recorded amortization expense of $7,560,000, $3,543,000, and $2,228,000 for fiscal 1998, 1997, and 1996, respectively. Fiscal
1998 balances reflect $9,940,000 in purchased software development costs capitalized in connection with the acquisition of ProMIRA Software Inc. (see
Note 4). The Company capitalized approximately $1,116,000, $878,000 and $382,000 and recorded amortization expense of $717,000, $331,000 and $51,000 in fiscal 1998, 1997 and 1996, respectively, relating to purchased software license product costs.

     The amortization expense amounts for fiscal 1998 and 1997 include write-offs totaling approximately $1,897,000 and $312,000, respectively, of previously capitalized internal software development costs. These capitalized costs were deemed to exceed their future net realizable value as a result of new technologies developed by the Company and acquired in connection with acquisitions.

4.  ACQUISITIONS

  Purchases

     During fiscal 1998 and 1997, the Company made three acquisitions which have been accounted for under the purchase method. Accordingly, the purchase prices were allocated to certain assets and liabilities based on their respective fair market values. The excess of the purchase price over the estimated fair market value of the net assets acquired under each transaction was accounted for as goodwill. Amounts allocated to certain intangibles, including goodwill, are being amortized on a straight-line basis over five years. The supplemental consolidated financial statements include the operating results of each acquisition from the date of the acquisition.

  Fiscal 1998 acquisitions

     In February 1998, the Company acquired ProMIRA Software, Inc. ("ProMIRA"), a provider of supply chain planning software for manufacturers of complex products in industries such as high technology, electronics and motor vehicles and parts. The total purchase price was approximately $64,500,000, comprised of cash, 1,550,000 shares of common stock and options to purchase 78,379 shares of common stock valued at $57.8 million, and acquisition costs. The purchase price was allocated based on a fair value appraisal obtained from a nationally recognized independent appraisal firm, and included allocations to certain intangible assets, such as existing software products which had reached technological feasibility, and in-process software development efforts which had not reached technological feasibility ("purchased research and development"). The write-off of purchased research and development resulted in a non-recurring charge to the Company's operating results, and reduced net income for fiscal 1998 by $28,653,000 ($47,340,000, inclusive of income tax benefits of $18,687,000), or $1.22 basic and $1.09 diluted income per share.

     In June 1997, the Company acquired Synchronology Group Limited, a closely-held company which provides manufacturing planning and scheduling consulting services. In March 1997, the Company entered into a definitive agreement to acquire certain assets of Information Resources, Inc. ("IRI"). The total purchase prices of these acquisitions were approximately $3,200,000 and $1,900,000, respectively, and consisted primarily of cash, assumed liabilities, and acquisition costs.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

     Had the acquisitions made in fiscal 1998 been completed as of March 1, 1996, unaudited pro forma results would have been as follows:

                                                              YEAR ENDED FEBRUARY
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Revenues....................................................  $188,893    $103,872
Net loss....................................................   (18,328)    (29,025)
Basic and diluted loss per share............................     (0.78)      (1.34)

     Such unaudited pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been had the acquisitions been effective at the beginning of each period presented.

  Fiscal 1997 acquisition

     In fiscal 1997, the Company acquired Avyx, Inc. ("Avyx"), a custom developer and services provider of manufacturing scheduling software. The total purchase price was approximately $3,799,000, primarily comprised of cash, assumed liabilities and acquisition costs. The purchase price allocation included allocations to certain intangible assets, such as existing software products and in-process software development efforts which had not reached technological feasibility. The Company's write-off of the purchased research and development resulted in a non-recurring charge to the Company's operating results, and reduced net income for fiscal 1997 by $3,697,000, or $0.17 basic and $0.16 diluted income per share. The fiscal 1997 supplemental consolidated financial statements include the operating results of Avyx from the date of the acquisition. The results of operations of Avyx prior to the acquisition were not material to the supplemental consolidated financial statements.

     In addition, the Company entered into a three-year non-compete agreement with two of the principals of Avyx, who did not become employees of the Company, in exchange for an option to purchase 60,000 shares of the Company's common stock. The agreement was valued at $217,000, which represented the estimated fair value of the stock options issued, and is being amortized over the life of the agreement, which is three years.

5.  DEBT AND LONG-TERM LIABILITIES

     Long-term obligations consisted of the following:

                                                               FEBRUARY 28,
                                                              --------------
                                                              1998     1997
                                                              -----    -----
                                                              (IN THOUSANDS)
Notes payable...............................................  $ 499    $ 182
Capital lease obligations (see Note 8)......................    230      229
                                                              -----    -----
          Total.............................................    729      411
Less -- current portion.....................................   (494)    (191)
                                                              -----    -----
Subtotal....................................................    235      220
Other long-term liabilities.................................    277       --
                                                              -----    -----
          Total.............................................  $ 512    $ 220
                                                              =====    =====

     Other long-term liabilities includes minority interest related to the Company's 60% owned subsidiary in fiscal 1998.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

     Notes Payable -- The Company has several outstanding notes payable which accrue interest at rates ranging from 1.93% to 7.0% at February 28, 1998. Principal repayment requirements for each of the five succeeding years beginning March 1, 1998 are as follows: $494,000 for 1998, $187,000 for 1999, $32,000 for
2000, $9,000 for 2001 and $7,000 for 2002.

     Line of Credit -- The Company has an unsecured committed revolving credit facility with a commercial bank. Under the terms of the facility, the Company may request advances in an aggregate amount of up to $10,000,000. The Company may make borrowings under the facility for short-term working capital purposes or for acquisitions. (Acquisition-related borrowings are limited to $7,500,000 per acquisition). For the interest rate on borrowings, the Company may select either the prime rate of the lender or either the three-month or six-month London Interbank Offered Rate (LIBOR) plus one and one-half percent. The facility contains certain financial covenants that the Company believes are typical for a facility of this nature and amount, including a covenant not to pay or declare cash dividends. This facility will expire in September 1998, unless renewed. There were no outstanding amounts under the credit facility at February 28, 1998.

6.  STOCKHOLDERS' EQUITY

     Preferred Stock -- The Company has authorized 4,620,253 shares of $.01 par value preferred stock. As of February 28, 1998, no preferred shares were outstanding.

     Common Stock -- The Company has authorized 100,000,000 shares of $.002 par value common stock. No cash dividends on common stock have been declared or paid in fiscal 1998, 1997, or 1996. On August 18, 1997, the Company completed an underwritten offering of 1,600,000 newly issued shares of common stock. The proceeds to the Company were approximately $61,985,000, net of related offering expenses.

     Stock Split -- On May 9, 1997, the Board of Directors of the Company declared a two-for-one stock split on the Company's common stock, which was paid in the form of a 100% stock dividend on June 11, 1997 to shareholders of record as of May 23, 1997. The shares outstanding, weighted average shares, amounts per share, and all other references to shares of common stock reported have been restated to give effect to the stock dividend.

     Employee Stock Purchase Plan -- In October 1994, the Company adopted an employee stock purchase plan ("ESPP") that authorizes the Company to sell up to 500,000 shares of common stock to employees through voluntary payroll withholdings. The stock price to employees is equal to 85% or 95% of the market price on the lower of either the first or last day of each six-month withholding period. Payroll deductions may not exceed the lesser of 10% of a participant's compensation or $25,000 per year. The number of shares purchased under this plan by employees totaled 69,113 shares, 100,818 shares, and 84,404 shares in fiscal 1998, 1997, and 1996, respectively. The weighted average fair value of shares purchased in fiscal 1998, 1997, and 1996 was $44.88, $14.09, and $7.13, respectively.

  Stock Options

     The Company has an employee stock option plan under which non-qualified options of up to 6,564,238 shares may be granted to employees to purchase common stock at prices not less than the fair market value at the time of grant. Under the plan, prior to 1994, options vested and became exercisable four years from the date of grant. In 1994, the Company amended the plan such that options granted after the amendment vest and become exercisable ratably over a four-year period from the date of grant. The right to exercise the vested options expires upon the earlier of either ten years (or for options granted prior to 1994, eleven years) from the date of grant, or within thirty days of termination of employment. As of February 28, 1998, the Company has granted options on 5,969,260 shares.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

     In 1994, the Company adopted the 1994 Outside Directors Non-Qualified Stock Option Plan, which provides for the grant of stock options of up to 280,000 shares to the Company's non-employee directors. Under this plan, non-qualified options are granted annually at the fair market value of the Company's common stock on the date of grant. The number of options granted annually to each non-employee director is fixed by the plan. Options become fully exercisable on the first anniversary of the date of grant. Under this plan, options may be granted over a ten year period through May 23, 2004. As of February 28, 1998, the Company has granted options on 192,500 shares.

     In January 1996, the Company amended its Employee Incentive Stock Option Plan, whereby the Company may grant options up to 1,805,950 shares to certain key executive employees. Options are granted at an exercise price equal to or greater than the fair market value of the stock on the date of grant and expire ten years from the date of grant. All options granted vest in accordance with plan terms. As of February 28, 1998, the Company has granted options on 1,650,000 shares.

     In 1994, the Company adopted the 1994 Executive Incentive Stock Option Plan, whereby the Company may grant options to certain key executive officers of the Company up to 1,750,000 shares. Options are granted at an exercise price equal to or greater than the fair market value of the stock on the date of grant and expire ten years from the date of grant. Options will vest ratably over a four-year period. As of February 28, 1998, the Company has granted options on 145,750 shares.

     TYECIN stock option plans. TYECIN's Board of Directors adopted and the shareholders approved incentive stock option plans for employees and nonqualified stock option plans for employees and consultants. Under these plans, options have been granted at prices not less than 85% of the estimated fair market value of TYECIN's common stock (not less than 100% for incentive stock options) at the date of grant. The options generally vest over a four year period. In connection with the acquisition of TYECIN, all options were assumed by the Company.

     A summary of the status of the Company's stock option plans, including TYECIN's stock option plans, and changes during the fiscal years is presented below:

                                                               FEBRUARY 28 OR 29,
                                    ------------------------------------------------------------------------
                                             1998                     1997                     1996
                                    ----------------------   ----------------------   ----------------------
                                    OPTIONS TO               OPTIONS TO               OPTIONS TO
                                     PURCHASE    WTD. AVG.    PURCHASE    WTD. AVG.    PURCHASE    WTD. AVG.
                                      SHARES     EX. PRICE     SHARES     EX. PRICE     SHARES     EX. PRICE
                                    ----------   ---------   ----------   ---------   ----------   ---------
                                                          (SHARE AMOUNTS IN THOUSANDS)
Outstanding at Beginning of
  Year............................    3,824       $ 6.78       3,353       $  4.20      2,876        $2.56
Options Granted at Fair Value.....    1,503        36.64       1,324         11.54      1,185         6.67
Options Granted Greater Than Fair
  Value...........................       45        26.47          24          8.01         --           --
Exercised.........................     (777)        4.34        (653)         3.00       (555)        1.00
Cancelled.........................     (174)       16.85        (224)         5.19       (153)        4.45
                                      -----                    -----                    -----
Outstanding at end of year........    4,421       $16.77       3,824       $  6.78      3,353        $4.20
                                      =====                    =====                    =====
Exercisable at end of year........    1,357                    1,119                      971
                                      =====                    =====                    =====

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

     The weighted average fair value of options granted in fiscal 1998, 1997, and 1996 was $16.48, $5.19, and $3.51 per share, respectively. A summary of the weighted average remaining contractual life and the weighted average exercise price of options outstanding as of February 28, 1998 is presented below:

                   NUMBER       WEIGHTED AVG.                        NUMBER        WEIGHTED
   RANGE OF      OUTSTANDING      REMAINING       WEIGHTED AVG.    EXERCISABLE   AVG. EXERCISE
EXERCISE PRICES  AT 2/28/98    CONTRACTUAL LIFE   EXERCISE PRICE   AT 2/28/98        PRICE
---------------  -----------   ----------------   --------------   -----------   -------------
                                 (SHARE AMOUNTS IN THOUSANDS)
 $ 0.52-$ 4.50        926            5.34             $ 2.84            793         $ 2.60
   4.63-  7.56      1,030            7.53               6.53            319           6.74
   7.63- 17.53        922            8.44              10.82            211          10.36
  17.69- 42.31      1,335            9.19              33.65             34          21.83
  42.63- 47.13        208            9.71              44.10             --             --
 -------------      -----            ----             ------          -----         ------
 $ 0.52-$47.13      4,421            7.89             $16.77          1,357         $ 5.37
                    =====                                             =====

  Stock-Based Compensation

     As permitted under SFAS No. 123, the Company continues to account for stock-based compensation to employees in accordance with APB Opinion No. 25, under which no compensation expense is recognized, since the exercise price of options granted is equal to or greater than the fair market value of the underlying security on the grant date. Pro forma information regarding net income and income per share is required by SFAS No. 123, which uses the fair value method. The fair value of the Company's stock-based awards to employees was estimated as of the date of grant using the Black-Scholes option pricing model. Limitations on the effectiveness of the Black-Scholes option valuation model include that it was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and that the model requires the use of highly subjective assumptions including expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.

     Had compensation cost for these plans been recorded, the Company's net income and income per share amounts would have been as follows:

                                                             FEBRUARY 28 OR 29,
                                                  ----------------------------------------
                                                     1998            1997           1996
                                                  ----------       --------       --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net (loss) income...............................   $(19,250)        $2,912         $4,412
Basic (loss) income per share...................   $  (0.82)        $ 0.13         $ 0.21
Diluted (loss) income per share.................   $  (0.82)        $ 0.13         $ 0.20

     The increase in the fair value of stock options granted in 1998 resulted primarily from a significant increase in the price of the Company's common stock during fiscal 1998 from fiscal 1997. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to March 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. Additionally, the fiscal 1998, 1997, and 1996 pro forma amounts include $435,000, and $279,000, and $173,000, respectively, related to the purchase discount offered under the employee stock purchase plan.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

     The fair value of options granted was estimated assuming no dividends and using the following weighted-average assumptions:

                                                OPTIONS                               ESPP
                             ----------------------------------------------  ----------------------
                                  1998            1997            1996        1998    1997    1996
                             --------------  --------------  --------------  ------  ------  ------
Risk-free interest rates...    6.20-6.59%      5.44-5.73%      6.68-7.08%    5.65%   5.67%   6.44%
Expected term..............  2.62-7.69 yrs   1.54-4.51 yrs   1.54-4.77 yrs   6 mos   6 mos   6 mos
Volatility.................      0.6038          0.6358          0.6910      0.6044  0.6562  0.6910

  7.  RETIREMENT PLANS

     The Company has two defined contribution retirement savings plans (one in the U.S. and another in the U.K.) under the terms of which the Company matches a percentage of the employees' qualified contributions. New employees are eligible to participate in the plans upon completing one month of service. The Company's contribution to the plans totaled $1,045,000, $535,000 and $337,000 for fiscal 1998, 1997 and 1996, respectively.

     The Company is not obligated under any other post-retirement benefit plans.

  8.  COMMITMENTS AND CONTINGENCIES

     Commitments -- The Company leases office space, office equipment, and automobiles under operating leases and various computer and other equipment under capital leases. Property acquired through capital leases amounted to $884,000 and $830,000 at February 28, 1998 and 1997, respectively, and has been included in computer equipment and software (Note 2). Total accumulated amortization relating to these leases was $716,000 and $576,000 as of February 28, 1998 and 1997, respectively.

     Rent expense for operating leases for fiscal 1998, 1997 and 1996 was approximately $7,754,000, $4,723,000, and $3,894,000, respectively. The future minimum lease payments under these capital and operating leases for each of the succeeding years beginning March 1, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
                                                                 (IN THOUSANDS)
1999........................................................   $195       $ 8,025
2000........................................................     32         6,061
2001........................................................      9         4,158
2002........................................................      9         3,415
2003........................................................      7           840
                                                               ----       -------
          Total minimum lease payments......................   $252       $22,499
                                                               ====       =======
Less amount representing interest...........................    (22)
                                                               ----
Present value of net minimum lease payments.................   $230
                                                               ====

     The Company has collaborative arrangements with various parties relating to product development and joint marketing programs. The Company has also entered into an agreement with a third party under which the Company has guaranteed certain revenue levels to the third party in the aggregate amount of $16,500,000 over several years. In the event that the activities performed by the Company do not meet the minimum amounts, the Company may be obligated to pay the difference. Certain issues have arisen between the Company and the third party relating to the satisfaction of these contingencies. The Company

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES anticipates satisfactory resolution of these issues and believes it will be able to meet the revenue levels. Accordingly, the Company does not expect to be obligated to make such payments.

     Contingencies -- In the ordinary course of business, the Company may be a party to legal proceedings and claims. In addition, from time to time, the Company may have contractual disagreements with certain customers concerning the Company's products and services. The Company has established accruals related to such matters that are probable and reasonably estimable. In management's opinion, any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the results of operations, financial condition or cash flows of the Company. The Company has been in discussions with a customer to resolve a certain claim under an agreement. While the Company believes there is no merit to such claim, this matter is subject to various uncertainties and may be resolved unfavorably to the Company.

9.  INCOME TAXES

     Income Tax Provision -- The components of the (benefit) provision for income taxes are as follows:

                                                         YEAR ENDED FEBRUARY 28 OR 29,
                                                        -------------------------------
                                                          1998        1997       1996
                                                        ---------    -------    -------
                                                                (IN THOUSANDS)
Current:
  Federal.............................................  $  7,522     $3,518     $1,558
  State...............................................     2,069        375        400
  Foreign.............................................       710      1,063        760
                                                        --------     ------     ------
          Total current provision.....................    10,301      4,956      2,718
                                                        --------     ------     ------
Deferred:
  Federal.............................................   (18,891)      (419)       850
  State...............................................        18        521        (46)
  Foreign.............................................      (453)        19       (458)
                                                        --------     ------     ------
          Total deferred (benefit) provision..........   (19,326)       121        346
                                                        --------     ------     ------
          Total (benefit) provision for income
            taxes.....................................  $ (9,025)    $5,077     $3,064
                                                        ========     ======     ======

     The income tax benefits related to the exercise of stock options reduce taxes currently payable and are credited to additional paid-in capital. Such amounts were approximately $7,731,000, $2,571,000, and $1,056,000, for fiscal 1998, 1997, and 1996, respectively.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

     Deferred Income Taxes -- The components of the Company's deferred tax assets and liabilities are as follows:

                                                                 FEBRUARY 28,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Uncollectible receivables and sales returns...............  $   813    $   499
  Rent accruals.............................................      205        207
  Operating loss carryforwards:
     Domestic...............................................      617        672
     Foreign................................................    2,507      1,353
  Software revenue recognition..............................       41        183
  Depreciation and amortization.............................    1,345        697
  Accrued commissions.......................................      723         --
  Purchased research and development write-off..............   18,774         --
  Other temporary differences...............................      552        237
                                                              -------    -------
     Total deferred tax assets..............................   25,577      3,848
     Less: valuation allowance..............................   (1,786)      (734)
                                                              -------    -------
     Total deferred tax assets..............................   23,791      3,114
Deferred tax liabilities:
  Software development costs................................   (4,154)    (3,313)
  Deferred revenue..........................................     (321)        --
  Other temporary differences...............................      (30)       (89)
                                                              -------    -------
     Total deferred tax liabilities.........................   (4,505)    (3,402)
                                                              -------    -------
     Net deferred tax assets (liabilities)..................  $19,286    $  (288)
                                                              =======    =======

     At February 28, 1998, the Company had $1,340,400 of federal, $879,700 of state and $8,120,000 of foreign net operating loss carry-forwards ("NOLs") available to offset future taxable income in those respective taxing jurisdictions. Federal and state NOLs arose from acquisitions and are subject to limitations. The federal NOLs expire in the years 2006 and 2011 while the state NOLs expire during fiscal 1999. Approximately $3,467,100 of the foreign NOLs expire during the fiscal years 2000 to 2003 while the remaining NOLs are available in perpetuity. The Company considers the earnings of foreign subsidiaries to be permanently reinvested outside the United States. Accordingly, no United States income tax on these earnings has been provided.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

     Effective and Statutory Rate Reconciliation -- The difference between the income tax provision and the amount computed by applying the federal statutory income tax rate to pretax accounting income is summarized as follows:

                                                              FEBRUARY 28 OR 29,
                                                           -------------------------
                                                            1998      1997     1996
                                                           -------   ------   ------
                                                                (IN THOUSANDS)
(Benefit) provision computed at federal statutory rate...  $(7,767)  $3,310   $2,767
Increase (reduction) in taxes resulting from:
  State and foreign taxes, net of federal benefit........   (1,450)     411      417
  Change in valuation allowance..........................    1,052      291      (31)
  Benefit of net operating loss carry forwards and tax
     credits.............................................   (1,255)      --      (55)
  Foreign items..........................................      529       --       --
  Purchased research and development write-off...........       --    1,257       --
  Tax exempt income......................................     (349)    (163)    (257)
  Other..................................................      215      (29)     223
                                                           -------   ------   ------
(Benefit) Provision for income taxes.....................  $(9,025)  $5,077   $3,064
                                                           =======   ======   ======

10.  SEGMENT INFORMATION

     The Company operates in two industry segments. The Company develops, markets, and supports software products for synchronized supply chain management(TM) and provides related services. The Company also markets and supports the STATGRAPHICS product within its personal systems segment, which provides statistical tools for quality management in manufacturing companies.

                                                           FEBRUARY 28 OR 29,
                                                     -------------------------------
                                                       1998        1997       1996
                                                     --------    --------    -------
                                                             (IN THOUSANDS)
INDUSTRY SEGMENTS
Revenues:
  Supply chain management..........................  $176,763    $ 96,427    $61,353
  Personal systems.................................     3,500       3,780      5,623
                                                     --------    --------    -------
                                                     $180,263    $100,207    $66,976
                                                     ========    ========    =======
(Loss) Income from operations:(1)
  Supply chain management..........................       466      15,557     11,489
  Personal systems.................................     1,778       1,032      1,184
  Corporate........................................   (27,297)     (7,902)    (5,678)
                                                     --------    --------    -------
                                                     $(25,053)   $  8,687    $ 6,995
                                                     ========    ========    =======
Identifiable assets:
  Supply chain management..........................  $135,165    $ 60,035    $34,210
  Personal systems.................................       848       1,014      1,375
  Corporate........................................    89,202      25,257     26,912
                                                     --------    --------    -------
                                                     $225,215    $ 86,306    $62,497
                                                     ========    ========    =======

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

                                                           FEBRUARY 28 OR 29,
                                                     -------------------------------
                                                       1998        1997       1996
                                                     --------    --------    -------
                                                             (IN THOUSANDS)
Capital expenditures:
  Supply chain management..........................  $ 10,539    $  6,682    $ 2,963
  Personal systems.................................        19          24        172
  Corporate........................................     6,269       1,456      2,580
                                                     --------    --------    -------
                                                     $ 16,827    $  8,162    $ 5,715
                                                     ========    ========    =======
Depreciation and amortization:
  Supply chain management..........................  $ 14,275    $  7,201    $ 3,713
  Personal systems.................................        16          24        426
  Corporate........................................     1,859         885        471
                                                     --------    --------    -------
                                                     $ 16,150    $  8,110    $ 4,610
                                                     ========    ========    =======

                                                           FEBRUARY 28 OR 29,
                                                     -------------------------------
                                                       1998        1997       1996
                                                     --------    --------    -------
                                                             (IN THOUSANDS)
GEOGRAPHIC AREAS
Revenues:
  Americas.........................................  $152,572    $ 87,969    $61,055
  Europe...........................................    35,708      18,273      7,625
  Asia.............................................     5,890          --         --
  Eliminations.....................................   (13,907)     (6,035)    (1,704)
                                                     --------    --------    -------
                                                     $180,263    $100,207    $66,976
                                                     ========    ========    =======
(Loss) income from operations:(1)
  Americas.........................................  $(23,148)   $  8,067    $ 9,982
  Europe...........................................     9,595       6,655     (1,283)
  Asia.............................................     2,407          --         --
  Eliminations.....................................   (13,907)     (6,035)    (1,704)
                                                     --------    --------    -------
                                                     $(25,053)   $  8,687    $ 6,995
                                                     ========    ========    =======
Identifiable assets:
  Americas.........................................  $289,701    $ 88,212    $58,977
  Europe...........................................    22,932      12,161      7,421
  Asia.............................................     3,195          --         --
  Eliminations.....................................   (90,613)    (14,067)    (3,901)
                                                     --------    --------    -------
                                                     $225,215    $ 86,306    $62,497
                                                     ========    ========    =======

---------------
(1) (Loss) income from operations includes non-recurring write-offs of purchased research and development of $47,340,000 and $3,697,000 in fiscal 1998 and 1997, respectively. Such amounts relate to the supply chain management segment in the Americas.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

     Domestic and export sales for fiscal 1998, 1997 and 1996 are as follows:

                                                           FEBRUARY 28 OR 29,
                                                    --------------------------------
                                                      1998        1997        1996
                                                    --------    --------    --------
                                                             (IN THOUSANDS)
United States.....................................  $121,456    $ 71,055    $ 48,484
Europe............................................    36,322      20,088       9,907
Pacific Rim.......................................     7,247       2,405       1,053
Japan.............................................     6,769       1,726       1,459
Canada............................................     4,682       3,905       4,056
South America.....................................     3,537          --          --
Other.............................................       250       1,028       2,017
                                                    --------    --------    --------
                                                    $180,263    $100,207    $ 66,976
                                                    ========    ========    ========

     No customer accounted for 10% or more of the Company's net sales in fiscal 1998, 1997 or 1996.

11.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest amounted to approximately $110,000, $55,000 and $78,000 in fiscal 1998, 1997 and 1996, respectively. Cash paid for income taxes amounted to approximately $3,478,000, $1,489,000, and $1,016,000 in fiscal 1998,
1997 and 1996, respectively.

     Supplemental information of non-cash investing and financing activities is as follows:

     During fiscal 1998, 1997 and 1996, the Company received income tax benefits of $7,731,000, $2,571,000, and $1,056,000, respectively, relating to the exercise of stock options. The benefits were recorded as an increase to additional paid-in capital. During fiscal 1997, the fair value of treasury stock issued was $238,000. Also during fiscal 1997, options valued at $217,000 were granted under a non-compete agreement and $345,000 relating to a leased asset and obligation was capitalized. During fiscal 1996, a $294,000 note receivable was recorded relating to an asset divestiture, a $714,000 liability was recorded related to the fair value of stock to be issued, and the fair value of treasury stock issued was $238,000.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES

12.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly consolidated financial information for fiscal 1998 and 1997 follows:

                                            1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                            -----------    -----------    -----------    -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998
Total revenues............................    $35,616        $39,160        $42,159       $ 63,328
Purchased research and development
  costs...................................         --             --             --         47,340
Operating income (loss)...................      3,114          4,076          5,114        (37,356)
Net income (loss).........................      2,126          2,788          3,795        (21,875)
Basic income (loss) per share.............    $  0.10        $  0.12        $  0.16       $  (0.89)
Shares used in basic share computation....     22,086         22,990         24,228         24,633
Dilutive income (loss) per share..........    $  0.09        $  0.11        $  0.14       $  (0.89)
Shares used in diluted share
  computation.............................     23,630         25,043         26,941         24,633
1997
Total revenues............................    $19,866        $22,308        $24,918       $ 33,115
Purchased research and development
  costs...................................      3,697             --             --             --
Operating (loss) income...................     (1,810)         2,157          2,971          5,369
Net (loss) income.........................     (2,437)         1,457          1,967          3,670
Basic (loss) income per share.............    $ (0.11)       $  0.07        $  0.09       $   0.17
Shares used in basic share computation....     21,312         21,539         21,810         21,966
Diluted (loss) income per share...........    $ (0.11)       $  0.06        $  0.08       $   0.15
Shares used in diluted share
  computation.............................     21,312         22,711         23,514         23,683

     Included in the fourth quarter of fiscal 1998 and the first quarter of fiscal 1997 are non-recurring charges of $47,340,000 and $3,697,000, respectively, for write-offs of purchased research and development costs in connection with acquisitions (see Note 4).

13.  SUBSEQUENT EVENTS

     (a) On March 26, 1998, the Company entered into a lease agreement with a commercial real estate developer to lease a new office building that will commence in fiscal 2001 with a lease term of 15 years.

     (b) On June 1, 1998, the Company acquired TYECIN by merger for approximately 333,000 shares of common stock and assumed options to purchase shares totaling approximately 25,000 shares. The merger was accounted for as a pooling of interests. Accordingly, the supplemental consolidated financial statements give retroactive effect to the merger and include the combined operations of the Company and TYECIN for all periods presented. The supplemental consolidated financial statements combine the Company's fiscal years which end in February with TYECIN's fiscal years which end in December. The effect of excluding the two months is an increase of approximately $250,000 (unaudited) to retained earnings.

     (c) A number of shareholder class action lawsuits were filed against the Company and certain of its executive officers and directors in June 1998 alleging certain disclosure violations under the federal securities laws. The ultimate outcome of these lawsuits, as with litigation generally, is inherently uncertain and it is possible that one or more of these matters may be resolved adversely to the Company. The adverse resolution of one or more of these lawsuits could have a material adverse effect on the Company's business, operating results, financial condition and cash flows. Management believes that the lawsuits are without merit and the Company and the other defendants intend to defend against the lawsuits vigorously.

ITEM 7.          Exhibits

Exhibit Number

           2 Agreement and Plan of Merger dated June 1, 1998, by and among Manugistics Group, Inc., TYECIN Acquisition, Inc., TYECIN Systems, Inc. and certain other persons.

                                        SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          MANUGISTICS GROUP, INC.


         Date: July 15, 1998              By: /s/ PETER Q. REPETTI
                                             -----------------------------

                                          Peter Q. Repetti

                                          Senior Vice President and Chief
                                          Financial Officer
                                          (Principal Financial Officer
                                          and Chief Accounting Officer)

                                  EXHIBIT INDEX


EXHIBIT NUMBER                            DESCRIPTION

             2               Agreement and Plan of Merger dated
                             June 1, 1998